Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated February 20, 2007, relating to the statement of net assets of the Nicholas-Applegate Equity & Convertible Income Fund as of February 15, 2007. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

February 20, 2007